Exhibit 99.(a)(1)(A)

THE HAIN CELESTIAL GROUP, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

November 25, 2008, as amended

THE HAIN CELESTIAL GROUP, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

November 25, 2008

This offer expires at 11:59 p.m., Eastern Time on December 23, 2008,

unless the offer is extended.

The Hain Celestial Group, Inc. (the “Company,” “us” or “we”) is making this offer (the “Offer”) to certain individuals to amend certain outstanding stock options to purchase our common stock previously granted under the Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the “1994 Plan”) or the Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) (collectively, the “Plans”).

The Offer has two parts:

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Amending Certain Options: Some of our employees hold stock options with exercise prices that may be lower than the fair market value of our common stock on the applicable grant date, as determined for tax purposes. These options may therefore be subject to adverse tax consequences under Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). To address this situation, we are offering to amend these options to help each Eligible Optionee (as defined below) avoid or minimize the adverse taxation under Section 409A.

•

Payment of a Cash Bonus: For employees who, after the conclusion of this Offer, hold options with an exercise price (as amended) in excess of the exercise price currently in effect (as indicated in the current option agreement) for those options, we are offering to pay a cash bonus to such employees to help offset the increased exercise price for those amended options.

Below is a summary of the general requirements and mechanics for the Offer.

Eligible Optionees:	Must be a current employee of the Company (or any subsidiary of the Company) on the Expiration Date (as defined below) AND

The individual is or may be subject to income taxation with respect to that option during the term of that option in the United States (an “Eligible Optionee”).

No current or former executive officers of the Company and no current or former members of the Company’s Board of Directors or their immediate family members can be Eligible Optionees.

Eligible Options:	The option was granted under one of the Plans, AND

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The option has a current exercise price that is lower than the fair market value per share of the Company’s common stock on the date that has been determined to be the “revised measurement date” for that option for financial accounting purposes, AND

The option (or portion thereof) is outstanding and has not been exercised on the date that the Offer expires (as defined below, the “Expiration Date”), AND

The option is held by an Eligible Optionee, AND

The option (or part thereof) had not vested prior to January 1, 2005, or has been determined by the Company to be potentially subject to adverse taxation under Section 409A.

We call this option an “Eligible Option.”

Terms of Offer to Amend Options:	On the Expiration Date, the Company will increase the exercise price per share for any tendered Eligible Option to the fair market value per share of the Company’s common stock on the revised measurement date.

We call this new exercise price the “Adjusted Exercise Price” and we call the option as amended the “Amended Option.” The terms of the Amended Option will be set forth in your existing option agreement, as amended by an Option Agreement Amendment. Other than the change in the exercise price, no other terms or provisions of the Eligible Option will be amended or modified pursuant to the Offer.

Terms of Cash Bonus:	For each Eligible Option of yours that becomes an Amended Option, the Company will pay you a Cash Bonus equal to the product of (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option and (ii) the number of shares of our common stock purchasable under that Amended Option at the Adjusted Exercise Price.

The Cash Bonus will be paid on the first regularly scheduled payroll date in January 2009, regardless of whether you remain employed with the Company on that date, and regardless of whether you ever exercise your Amended Option. Such a delayed payment is required by applicable IRS regulations and guidance issued under Section 409A.

The Cash Bonus will be subject to applicable income and employment tax withholdings when it is paid.

General Requirements:	If you hold more than one Eligible Option and you wish to participate in the Offer, you must tender all of your Eligible Options.

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If only a portion of an option meets the conditions described above, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

That portion of the Eligible Option that vested before January 1, 2005 generally will not be eligible for the Offer and will retain its current exercise price.

Expiration Date:	December 23, 2008, unless we extend it as described in the attached Offering Memorandum (such date, or any extension thereof, the “Expiration Date”).

General Information:

If you are an Eligible Optionee, then you will receive a Commencement Notice, filed as an exhibit to this Offer, by email on the commencement date of the Offer announcing the Offer and containing all of the material documents related to the Offer. You will also receive on the commencement date of the Offer, a separate email containing a personalized Election Form which will identify you as an Eligible Optionee and will describe, with respect to each of your then-outstanding Eligible Options:

•	the grant date indicated for the options in the applicable grant notice,

•	the current exercise price per share in effect for the options,

•	the revised measurement dates determined for those options for financial accounting purposes, and

•	the fair market value per share of the Company’s common stock on the applicable revised measurement dates.

Whether you accept this Offer or not, you must complete and submit an Election Form that sets forth your election for each of your Eligible Options. Your completed personalized Election Form, and any subsequent change thereto, must be submitted by 11:59 p.m., Eastern Time, on December 23, 2008 (or a later date if we extend the Offer). You may change your elections at any time prior to the expiration of the Offer on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. on the Expiration Date, you will be deemed to have rejected the Offer. Eligible Optionees should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if you reject this Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise.

You must submit a completed personalized Election Form (1) via facsimile to the attention of “Tender Offer” at (631) 730-2561, (2) via email to stockgrant@hain-celestial.com or (3) via hand delivery, certified mail, or Federal Express to Lisa Puglisi, the Company’s Stock Plan Administrator, in the Melville office. If you submit your personalized Election Form via facsimile or email, you must keep a copy of both (1) your Election Form and (2) your facsimile transmission receipt or your Outlook email “delivery receipt” (as applicable).

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We will send you an email with your Election Confirmation Statement within three (3) business days after we have received your Election Form (including any subsequent Election Form). Within three (3) business days after the Expiration Date, we will send you a Final Election Confirmation Statement, reflecting the last election we received from you and setting forth the terms of any Cash Bonus to which you are entitled. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting the Company’s Tender Offer Team and providing a copy of your Election Form and facsimile transmission receipt or Outlook email “delivery receipt,” and any Election Confirmation Statement that you did receive.

If you have tendered your Eligible Options in the Offer and we have accepted your Election Form, then as soon as administratively practicable following the Expiration Date, but in no event more than five (5) business days after the Expiration Date, we will email you an Option Agreement Amendment reflecting the terms of your Amended Option, including your Adjusted Exercise Price for that Amended Option.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

We are making this Offer upon the terms and subject to the conditions set forth in this introductory document, the attached Offering Memorandum (including the conditions described in Section 6 thereof), and the attached exhibits. Participation in the Offer is voluntary, and you are not required to tender any of your Eligible Options for amendment. However, if you elect to participate in the Offer, you must tender every Eligible Option you hold. The Offer to Amend is not conditioned upon the tender of an aggregate minimum number of Eligible Options for amendment from all Eligible Optionees.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise. We recommend that you consult with your personal tax advisor to determine the consequences of accepting or rejecting the Offer.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “HAIN.” On November 24, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $15.53 per share, and options to purchase approximately 4,810,070 shares of our common stock were issued and outstanding under the Plans, including

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Eligible Options to purchase up to approximately 72,900 shares of our common stock. In addition, as of November 24, 2008 approximately 415,304 shares of restricted stock or restricted stock units were issued and outstanding under the 2002 Plan, and options to purchase approximately 756,064 shares of our common stock were issued and outstanding under Company equity compensation plans other than the Plans.

You should direct questions about the Offer to the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com, or via facsimile at (631) 730-2561. However, we have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this introductory document, the Offering Memorandum, the exhibits attached hereto and the related Tender Offer Statement on Schedule TO. If anyone makes any representation or gives you any information that is different from the representations and information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

You are receiving the Offer materials by electronic means. You may request a written copy of any or all of these materials at no charge by sending an email to the Company’s Tender Offer Team at stockgrant@hain-celestial.com.

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INDEX TO SUMMARY OF TERMS

QUESTION		PAGE

Q1.	Why is the Company making the Offer?	3

Q2.	What options are eligible for amendment pursuant to the Offer? Who is eligible to participate in the Offer?	3

Q3.	What happens if options are deemed to be subject to Section 409A?	4

Q4.	Why may certain Company stock options be deemed to have been granted at a discount for purposes of Section 409A?	6

Q5.	What defined terms are important to understand the Offer?	6

Q6.	What are the components of the Offer for an Eligible Optionee?	8

Q7.	Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?	8

Q8.	Are the Company’s executive officers and members of the Board of Directors eligible to participate in the Offer?	8

Q9.	What happens if I am not a current employee on the Expiration Date?	8

Q10.	If I accept the Offer, am I guaranteed that my Eligible Options will not be subject to the adverse personal tax consequences under Section 409A?	9

Q11.	If I am an Eligible Optionee, what are the tax consequences if I tender my Eligible Options for amendment pursuant to the Offer?	9

Q12.	What are the U.S. federal tax consequences if I do not tender my Eligible Options for amendment pursuant to the Offer?	10

Q13.	What securities are subject to the Offer? Does the Offer apply to shares of the Company’s common stock that I currently own?	10

Q14.	What happens to the portion of my Eligible Options that vested before January 1, 2005?	10

Q15.	Am I required to participate in the Offer?	10

Q16.	Will my decision about whether to participate or not in the Offer affect my eligibility to receive future equity awards from the Company?	11

Q17.	Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?	11

Q18.	When will my Eligible Options be amended?	11

Q19.	When can I exercise my Amended Options?	11

Q20.	Can I exercise my Eligible Options after I tender my Eligible Options but before amendment?	12

Q21.	When may I exercise the portion of my Eligible Options that vested before January 1, 2005?	12

Q22.	If my Eligible Option was granted as an incentive stock option, will participation in the Offer cause it to be treated as a non-statutory stock option?	12

Q23.	What are the conditions to the Offer?	12

Q24.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?	13

Q25.	How and when do I tender my Eligible Options?	13

Q26.	Will the Company tell me if there is a problem with my Election Form?	14

Q27.	During what period of time may I change my election with respect to my Eligible Options?	14

Q28.	If I am an Eligible Optionee but I do NOT want to amend my Eligible Options, do I need to fill out an Election Form?	14

Q29.	Does the Company make any recommendations as to whether I should tender my Eligible Options for amendment pursuant to the Offer?	15

Q30.	What are some of the key dates to remember?	15

Q31.	Where can I find more information about the Offer?	15

Q32.	To whom can I talk if I have questions about the Offer?	15

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this offer (the “Offer”). We urge you to read carefully the entire Offering Memorandum because the information in this summary and in the introductory pages preceding the Offering Memorandum is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offering Memorandum, the Commencement Notice and the Election Form. We have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary term sheet.

Q1.	Why is the Company making the Offer?

A1.	We are making the Offer because of potential adverse tax consequences that may apply to Eligible Options (as defined below). Specifically, as a result of our review of our past option grant practices, we have determined that each Eligible Option was granted with an exercise price that is lower than the fair market value per share of our common stock on the date which has now been determined to be the revised measurement date for financial accounting purposes. By reason of their revised measurement dates, Eligible Options may be deemed to be below-market options for tax purposes, under U.S. tax law. Specifically, section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price may be subject to taxation at a rate of 60% or more for employees who are not subject to state taxation in California, and 80% or more for employees who are subject to state taxation in California, in each case, on the value of that option as and when that option vests and is exercised, unless that option is brought into compliance with Section 409A of the Code before exercise and before January 1, 2009.

Accordingly, the Company has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance under Section 409A.

Please see Section 2 of the Offering Memorandum for more information on the purpose of the Offer.

Q2.	What options are eligible for amendment pursuant to the Offer? Who is eligible to participate in the Offer?

A2.	An option to purchase shares of our common stock may be tendered pursuant to the Offer only if that option meets each of the following conditions:

(i)	The option was granted under either the Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the “1994 Plan”) or the Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) (collectively, the “Plans”); AND

(ii)	The option has a current exercise price that is lower than the fair market value per share of the Company’s common stock on the date that has been determined to be the “revised measurement date” for that option for financial accounting purposes, AND

(iii)	The option (or portion thereof) is outstanding and has not been exercised on the date that the Offer expires (as defined below, the “Expiration Date”), AND

(iv)	The option is held by an Eligible Optionee, AND

(v)	The option (or part thereof) had not vested prior to January 1, 2005, or has been determined by the Company to be potentially subject to adverse taxation under Section 409A.

If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

An “Eligible Optionee” is an individual who is a current employee of the Company (or any subsidiary of the Company) on the Expiration Date AND is or may be subject to income taxation in the United States with respect to that option during the term of that option; excluding, however, due to applicable securities and tax laws, any current or former executive officer of the Company and any current or former member of the Company’s Board of Directors and their immediate family members.

Please see Section 1 of the Offering Memorandum for more information on what options are Eligible Options.

Q3.	What happens if options are deemed to be subject to Section 409A?

A3.	Based on currently available guidance provided by the Internal Revenue Service (the “IRS”), we believe that the following adverse U.S. federal tax consequences apply to Eligible Options:

•	In the tax year when the Eligible Option vests:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) starting in 2005 when the Eligible Option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares. While it is not clear when this income would be measured, as the IRS has not yet issued final guidance on this point, the amount of income will likely be based on the value of the shares on the vesting date or on December 31 of the year in which the option vests.

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with vesting.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest and penalties if the income should have been reported in an earlier tax year than first reported.

(iv)	This taxation could occur even though the Eligible Option remains unexercised.

•	In the years between the date of vesting and the date of exercise:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) between the date of vesting and the date of exercise. The amount of income recognized will likely be equal to the fair market value of the vested shares on December 31 of such tax year, less the exercise price payable for those shares and less any income previously recognized (i.e., income recognized upon vesting, as described above).

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized on that December 31.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest and penalties if the income should have been reported in an earlier tax year than first reported.

(iv)	This taxation could occur even though the Eligible Option remains unexercised.

•	In the year the Eligible Option is exercised:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) after 2005 when the Eligible Option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of these purchased shares, less the sum of the exercise price paid and any income previously recognized (i.e., any income recognized upon vesting and each December 31 thereafter, as described above).

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with the paragraphs above.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest and penalties if the income should have been reported in an earlier tax year than first reported.

In addition, certain states have also adopted laws similar to Section 409A such that an Eligible Optionee may also incur additional taxes and penalties under such state law provisions with respect to Eligible Options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section

409A that will likely result in an aggregate state and federal income tax rate of approximately 80% or more with regard to an Eligible Option for individuals subject to taxation in California.

You are strongly encouraged to consult with your personal tax advisor to confirm your individual state and federal tax exposure applicable to your Eligible Options. However, you should note that the Company must report to the IRS (and any applicable state taxing authorities) pursuant to IRS guidance, and make applicable tax withholdings in respect of, any income that should be recognized by an Eligible Optionee under Section 409A and other applicable tax laws in connection with Eligible Options that are not amended in the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise.

Please see Section 14 of the Offering Memorandum for more information on the material U.S. federal tax laws applicable to Eligible Options and the Offer.

Q4.	Why may certain Company stock options be deemed to have been granted at a discount for purposes of Section 409A?

A4.	As part of our investigation into our option grant practices and related accounting and subsequent restatement of certain of our financial statements, it has been determined that certain stock options have a different “measurement date” for accounting purposes than the “grant date” set forth in the applicable option agreement. We generally have set the exercise price for our stock options equal to the fair market value of our common stock on the “grant date.” Therefore, if the fair market value of our common stock on the “measurement date” exceeds the fair market value of our common stock on the “grant date,” the options are deemed to have been granted at a discount for purposes of our accounting treatment of the options.

The definition of “measurement date” for accounting purposes is somewhat different from the definition of “grant date” for tax purposes, but these two terms are not substantially different. Based on the currently available guidance under the Code, we believe that the IRS may determine that the “grant date” for tax purposes (including for purposes of determining compliance with Section 409A) is the same as the “measurement date” for accounting purposes and, therefore, that certain of the Company’s stock options were granted at a discount for purposes of Section 409A.

Please see Section 2 of the Offering Memorandum for more information about the purpose of the Offer.

Q5.	What defined terms are important to understand the Offer?

A5.	For purposes of this Offer, you should be familiar with the following definitions.

“Amended Option” means an Eligible Option that has been amended under the Offer to increase the exercise price per share to the fair market value per share of the Company’s common stock on the revised measurement date. This price is the “Adjusted Exercise Price”.

“Cash Bonus” means a cash bonus equal to the product of (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option and (ii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price. The Cash Bonus will be paid on the first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009, regardless of whether you remain employed with the Company on that date, and regardless of whether you ever exercise your Amended Option. The Cash Bonus will be subject to applicable income and employment tax withholdings.

“Election Form” is the form that the Eligible Optionee must use to tender Eligible Options for amendment pursuant to the Offer.

“Eligible Option” means an option that was granted under the Plans, that has a current exercise price that is lower than the fair market value per share of the Company’s common stock on the date that has been determined to be the “revised measurement date” for that option for financial accounting purposes, that is outstanding on the date that the Offer expires (i.e., that has not been exercised), that is held by an Eligible Optionee (as defined below), and that was unvested (in whole or in part) as of January 1, 2005 or that has been determined by the Company to be potentially subject to adverse taxation under Section 409A.

“Eligible Optionee” means an individual who is a current employee of the Company (or any subsidiary of the Company) on the Expiration Date, and is or may be subject to income taxation in the United States with respect to an Eligible Option; excluding, however, due to applicable securities and tax laws, any current or former executive officer of the Company and any current or former member of the Company’s Board of Directors and their immediate family members.

“Expiration Date” is the date on which this Offer expires, and will be December 23, 2008, unless this Offer is extended in accordance with its terms.

“Fair Market Value” per share of our common stock on any relevant date will be the closing price per share of such stock on that date on the Nasdaq Global Select Market.

“ISO” means any option granted under the Plans that was originally granted with the intention that such option would qualify as an incentive stock option within the meaning of section 422 of the Code.

“NQSO” means any option granted under the Plans that is not an option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code.

Please see Section 1 of the Offering Memorandum for more information about these important terms.

Q6.	What are the components of the Offer for an Eligible Optionee?

A6.	On the Expiration Date, the Company will increase the exercise price per share for any tendered Eligible Option to the fair market value per share of the Company’s common stock on the revised measurement date. This new exercise price is the Adjusted Exercise Price.

If you receive an Amended Option, the Company will pay you a Cash Bonus equal to the product of (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option and (ii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price. The Cash Bonus will be paid on the first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009, regardless of whether you remain employed with the Company on that date, and regardless of whether you ever exercise your Amended Option. The Cash Bonus will be subject to applicable income and employment tax withholdings.

Please see Section 1 of the Offering Memorandum for more information on the terms of this Offer.

Q7.	Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?

A7.	If you wish to tender a particular Eligible Option for amendment pursuant to the Offer, you must tender all of the shares subject to that Eligible Option for amendment. If you hold more than one Eligible Option, and you wish to tender at least one Eligible Option, then you must elect to tender all of your Eligible Options. You may not tender less than all of your Eligible Options.

Please see Section 1 of the Offering Memorandum for more information on the terms of this Offer.

Q8.	Are the Company’s executive officers and members of the Board of Directors eligible to participate in the Offer?

A8.	Our current and former executive officers and our current and former members of our Board of Directors and their immediate family members are not eligible to participate in the Offer.

Please see Section 1 of the Offering Memorandum for more information on the eligibility requirements for this Offer.

Q9.	What happens if I am not a current employee on the Expiration Date?

A9.	If you are not an employee of the Company (or any subsidiary of the Company) on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. Any tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for such options immediately prior to the Expiration Date, including the current exercise price per share.

Please see Section 1 of the Offering Memorandum for more information on the eligibility requirements for the Offer.

Q10.	If I accept the Offer, am I guaranteed that my Eligible Options will not be subject to the adverse personal tax consequences under Section 409A?

A10.	At this time, there is incomplete guidance as to how Section 409A applies to Eligible Options that are amended pursuant to this Offer. We believe that this Offer complies in good faith with available guidance to help avoid or minimize the potentially adverse personal tax consequences of Section 409A. We strongly recommend that you consult with your personal tax advisors to determine the tax consequences of electing or declining to participate in the Offer.

Please see Section 14 of this Offering Memorandum for more information on the material U.S. federal tax consequences of this Offer.

Q11.	If I am an Eligible Optionee, what are the tax consequences if I tender my Eligible Options for amendment pursuant to the Offer?

A11.	If you effectively tender your Eligible Options, you will not recognize taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended.

We believe that by amending Eligible Options pursuant to the Offer, an Eligible Optionee will not be subject to adverse taxation under Section 409A on the Amended Options. However, you should note that the application of Section 409A to the Eligible Options, as amended pursuant to this Offer, is not entirely free from doubt. You are strongly encouraged to consult with your personal tax advisors regarding the tax treatment of your Eligible Options and the consequences of participation in this Offer.

Amended Options will be NQSOs. Therefore, under applicable U.S. federal tax law, you will generally recognize ordinary income when you exercise those options equal to the excess of the fair market value of the common stock purchased on the date of exercise over the exercise price of the exercised options. Any subsequent gain or loss upon the sale of those exercised option shares will be capital gain or capital loss subject to applicable Code provisions.

The Cash Bonus will be taxed as ordinary income when it is paid and subject to applicable withholding and employment taxes.

Please see Section 14 of this Offering Memorandum for more information on the material U.S. federal tax consequences of this Offer. In addition, please see Question 22 below for more information regarding Eligible Options that were originally granted as incentive stock options.

Q12.	What are the U.S. federal tax consequences if I do not tender my Eligible Options for amendment pursuant to the Offer?

A12.	Question 3 above describes the potential tax consequences applicable to Eligible Options under Section 409A. In addition, if you choose not to tender your Eligible Options, the Company must report to the IRS (and any applicable state or foreign taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under applicable tax law in connection with those Eligible Options that are not amended pursuant to the Offer. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A or otherwise.

Please see Section 14 of this Offering Memorandum for more information on the material U.S. federal tax consequences of this Offer. In addition, please see Question 22 below for more information regarding Eligible Options that were originally granted as incentive stock options.

Q13.	What securities are subject to the Offer? Does the Offer apply to shares of the Company’s common stock that I currently own?

A13.	Only Eligible Options may be amended. You may not tender shares that you previously acquired upon the exercise of options.

If you are an Eligible Optionee, you will receive an email on the commencement date of the Offer that will contain a personalized Election Form describing the Eligible Options that you currently hold, including the grant date indicated for the Eligible Options in the applicable grant notice, the current exercise price per share in effect for the Eligible Options, the revised measurement date determined for the Eligible Options and the fair market value per share of our common stock on that revised measurement date.

Please see Section 1 of the Offering Memorandum for more information on which options are Eligible Options.

Q14.	What happens to the portion of my Eligible Options that vested before January 1, 2005?

A14.	Under the currently available guidance for Section 409A, “discounted” or below-market stock options (or any portion of a stock option) that vested before January 1, 2005, and that were not materially modified after October 3, 2004, are exempted from the adverse personal tax treatment under Section 409A. Therefore, the exercise price of this part of an option that is otherwise an Eligible Option will not be amended.

Q15.	Am I required to participate in the Offer?

A15.	No. Participation in the Offer is voluntary. You may choose to tender your Eligible Options for amendment pursuant to the Offer or to retain those options. However, if you wish to participate, you must tender all of your Eligible Options.

Please see Section 1 of the Offering Memorandum for more information on the requirements for participation in the Offer.

Q16.	Will my decision about whether to participate or not in the Offer affect my eligibility to receive future equity awards from the Company?

A16.	No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from the Company. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board (or a duly appointed committee thereof) without regard to a decision to accept or reject the Offer.

Q17.	Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?

A17.	Except for the adjustment to the exercise price per share (i.e., the Adjusted Exercise Price), each Amended Option will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. However, these Amended Options will be NQSOs.

Please see Section 1 of the Offering Memorandum for more information on the terms of the Amended Options and the Eligible Options.

Q18.	When will my Eligible Options be amended?

A18.	The amendment of each properly tendered Eligible Option will occur on the Expiration Date, which is currently set to be December 23, 2008.

Please see Sections 1 and 4 of the Offering Memorandum for more information on the time when Eligible Options will be amended.

Q19.	When can I exercise my Amended Options?

A19.	If you have properly accepted this Offer, the Company will amend your Eligible Options effective as of the Expiration Date. Please note that, to process these option amendments in our stock database, your Amended Options may not be exercisable for up to five (5) business days following the Expiration Date.

In all cases, any exercise of your stock options must comply with the terms of the options and the Company’s Insider Trading Policy.

Please see Section 4 of the Offering Memorandum for more information on the timing for the amendment of your Eligible Options.

Q20.	Can I exercise my Eligible Options after I tender my Eligible Options but before amendment?

A20.	You may exercise your Eligible Options before the Offer expires on the Expiration Date, provided such exercise complies with the existing terms of your Eligible Options and the Company’s Insider Trading Policy. However, if you exercise your Eligible Options before these options are amended on the Expiration Date, any election you have made to tender your exercised options for amendment pursuant to the Offer will be null and void. Consequently, you would likely incur adverse tax consequences under Section 409A with respect to any Eligible Options you have exercised. You will be solely responsible for any taxes, penalties or interest payable under Section 409A including those resulting from any exercise or disposition of such Eligible Option prior to the amendment of those options on the Expiration Date.

Q21.	When may I exercise the portion of my Eligible Options that vested before January 1, 2005?

A21.	You may exercise the portion of each of your Eligible Options that vested before January 1, 2005 at any time before or after the termination or expiration of the Offer (but in no event after the expiration of its term). For Eligible Optionees, we believe such an exercise will not give rise to adverse taxation under Section 409A.

Q22.	If my Eligible Option was granted as an incentive stock option, will participation in the Offer cause it to be treated as a non-statutory stock option?

A22.	Some of the Eligible Options were originally granted to Eligible Optionees with the intention that such awards would qualify as ISOs for tax purposes. As provided in the Code, an option must be granted with an exercise price that is at least equal to the fair market value of our common stock on the “grant date” (among other requirements) to qualify as an ISO. As a result of the uncertainty described above in Question 4 as to whether the IRS will respect our original determination of the “grant date” for the Eligible Options, there can be no assurance that the Eligible Options that were granted with the intention of qualifying as ISOs will be respected by the IRS as ISOs. Therefore, the Company will be treating all Eligible Options as non-statutory stock options (which are referred to as NQSOs in the Plans and in this Offering Memorandum) from and after the date on which this Offer commences, including Eligible Options that were intended to qualify as ISOs, regardless of whether the Eligible Optionee elects to participate in the Offer.

Please see Section 14 of the Offering Memorandum for more information about the U.S. tax status of your Eligible Options.

Q23.	What are the conditions to the Offer?

A23.	The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offering Memorandum. The Offer is not conditioned upon the tender of an aggregate minimum number of Eligible Options for amendment from all Eligible Optionees.

Q24.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

A24.	The Offer will expire on December 23, 2008, at 11:59 p.m. Eastern Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period.

Please see Section 15 for more information on our ability to extend the Offer.

Q25.	How and when do I tender my Eligible Options?

A25.	If you are an Eligible Optionee, then you will receive an email on the commencement date of the Offer containing a personalized Election Form, which will describe, with respect to each of your then-outstanding Eligible Options:

•	the grant date indicated for the options in the applicable grant notice,

•	the current exercise price per share in effect for the options,

•	the revised measurement dates determined for those options for financial accounting purposes, and

•	the fair market value per share of the Company’s common stock on the applicable revised measurement dates.

Whether you accept this Offer or not, you must complete and submit your personalized Election Form that sets forth your election for your Eligible Options. Your completed personalized Election Form, and any subsequent change thereto, must be submitted by 11:59 p.m., Eastern Time, on December 23, 2008 (or a later date if we extend the Offer). You may change your elections at any time prior to the expiration of the Offer on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. on the Expiration Date, you will be deemed to have rejected the Offer. Eligible Optionees should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if you reject this Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise.

You must submit a completed personalized Election Form (1) via facsimile to the attention of “Tender Offer” at (631) 730-2561, (2) via email to stockgrant@hain-celestial.com or (3) via hand delivery, certified mail, or Federal Express to Lisa Puglisi, the Company’s Stock Plan Administrator, in the Melville office. If you submit your personalized Election Form via facsimile or email, you must keep a copy of both (1) your Election Form and (2) your facsimile transmission receipt or your Outlook email “delivery receipt” (as applicable).

We will send you an email with your Election Confirmation Statement within three (3) business days after we have received your Election Form (including any subsequent Election Form). Within three (3) business days after the Expiration Date, we will send you a Final Election Confirmation Statement, reflecting the last election we received from you and setting forth the terms of any Cash Bonus to which you are entitled. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting the Company’s Tender Offer Team and providing a copy of your Election Form and facsimile transmission receipt or Outlook email “delivery receipt,” and any Election Confirmation Statement that you did receive.

If you have properly tendered your Eligible Options in the Offer and we have accepted your Election Form, then as soon as administratively practicable following the Expiration Date, but in no event more than five (5) business days after the Expiration Date, we will email you an Option Agreement Amendment reflecting the terms of your Amended Option, including your Adjusted Exercise Price for that Amended Option.

Please see Section 4 of the Offering Memorandum for additional information on the process for tendering your Eligible Options.

Q26.	Will the Company tell me if there is a problem with my Election Form?

A26.	The Company is not obligated to give you notice of any defects or irregularities in any Election Form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities. However, if you receive the Election Confirmation Statement described in Question 25 above as to your election, you can assume that we have received your Election Form. Please review your Election Confirmation Statement carefully to confirm that it accurately reflects what you believe to be your election.

Q27.	During what period of time may I change my election with respect to my Eligible Options?

A27.	You may change your previously submitted election at any time before 11:59 p.m. Eastern Time on December 23, 2008 (or any extended expiration date of the Offer). You may change your previously submitted elections as many times as you would like before the expiration of the Offer. The process to change your election is the same as the process to make your initial election.

Please see Section 5 of the Offering Memorandum for additional information on changing your election.

Q28.	If I am an Eligible Optionee but I do NOT want to amend my Eligible Options, do I need to fill out an Election Form?

A28.	Yes. If you are an Eligible Optionee, you will need to fill out an Election Form even if you do not wish to accept the Offer, to formally notify the Company that you are rejecting the Offer as to your Eligible Options. However, if you do not submit an Election Form by the expiration of the Offer, you will be deemed to have rejected the Offer as to all of your Eligible Options.

Please note that if you do not elect to amend your Eligible Options, adverse tax consequences under Section 409A would likely apply to your Eligible Options, and you will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A including those resulting from any exercise or disposition of such Eligible Option after the Expiration Date.

Q29.	Does the Company make any recommendations as to whether I should tender my Eligible Options for amendment pursuant to the Offer?

A29.	Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment pursuant to this Offer. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. We recommend that you consult with your personal tax advisors when deciding whether or not you should tender your Eligible Options.

Q30.	What are some of the key dates to remember?

A30.	The commencement date of the Offer is November 25, 2008.

The Offer will expire at 11:59 pm Eastern Time on December 23, 2008 (unless we extend it).

The Eligible Options will be amended on the Expiration Date.

The Cash Bonus will be paid on our first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009.

Q31.	Where can I find more information about the Offer?

A31.	The complete terms and conditions of the Offer are set forth in this Offering Memorandum, including the Exhibits to the Schedule TO available at www.sec.gov or by contacting the Company’s Tender Offer Team at stockgrant@hain-celestial.com. You should carefully read this Offering Memorandum in its entirety to learn about the Offer.

Q32.	To whom can I talk if I have questions about the Offer?

A32.	For additional information or assistance, you should contact the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com, or via facsimile at (631) 730-2561.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended June 30, 2008, as amended, is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 “Additional Information.” You should carefully consider these risks and are encouraged to consult your tax advisors before deciding to participate in the Offer.

1.	Tax Risks for Eligible Optionees

The determination as to whether your Eligible Options were granted at a discount for purposes of Section 409A is not completely certain.

As part of the investigation of our historical option grant practices and related accounting and our subsequent restatement of certain of our financial statements, it has been determined that the Eligible Options have a different “measurement date” for accounting purposes than the stated “grant date.” We generally have set the exercise price for our stock options equal to the fair market value of our common stock on the “grant date.” Therefore, as the fair market value on the “measurement date” exceeds the fair market value on the “grant date” in the case of each Eligible Option, the Eligible Options were deemed to have been granted at a discount from the fair market value on the measurement date. The definition of “measurement date” for accounting purposes is somewhat different from the definition of “grant date” for tax purposes, but these two terms are not substantially different. It is not clear based on the currently available guidance under the Code whether the IRS will determine that the “grant date” (for tax purposes, including for purposes of determining compliance with Section 409A) must be the same as the “measurement date” (for accounting purposes).

Even if you accept the Offer and receive Amended Options, the tax treatment of Amended Options under Section 409A is not completely certain, and you may still be required to recognize income prior to the exercise of your Amended Options and pay a 20% federal tax plus additional tax in the nature of interest in respect of your Amended Options and under Section 409A.

Because each Eligible Option was issued with an exercise price that is or may be lower than the fair market value of the underlying shares on the date of grant as determined for tax purposes, such options may be subject to adverse personal taxation under Section 409A. Section 409A generally provides that you will recognize taxable income at the time a discounted stock option is no longer subject to a substantial risk of forfeiture (for example, when such option vests) and that you will recognize additional taxable income each year until the discounted option is exercised. Such income would be taxable at ordinary income rates and will also be subject to a 20% federal tax, and possibly additional taxes in the nature of interest, in addition to the usual applicable withholding and employment taxes.

We believe that by accepting the Offer, an Eligible Optionee may avoid or minimize the adverse personal tax consequences under Section 409A, as we believe that we have complied in good faith with the guidance issued to date by the IRS with respect to offering to amend the

Eligible Options to avoid or minimize the adverse personal tax consequences of Section 409A. Guidance issued after the date of this Offer or a future determination by the IRS could provide that the Amended Options do not avoid the adverse personal tax consequences of Section 409A. Therefore, it is not completely certain that amending the Eligible Options pursuant to this Offer would completely avoid the potential adverse personal tax consequences under Section 409A.

The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not completely certain, and you may be required to recognize income prior to the exercise of your Eligible Options or pay additional taxes in respect of your Eligible Options under applicable state or foreign tax laws, even if you participate in the Offer.

It is possible that the discounted options will be subject to taxes that are imposed under applicable state tax laws or foreign tax laws that are similar to Section 409A. Therefore, you may incur taxes under such provisions with respect to your Eligible Options based on the state in which you are subject to taxation in addition to the federal taxes you may pay under Section 409A. For instance, California has adopted a provision similar to Section 409A that will result in an aggregate state and federal tax rate of approximately 80% or more with regard to a discounted stock option.

In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your Eligible Options as a result of your participation in the Offer.

Section 14 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You are strongly encouraged to consult with your personal tax advisors to confirm your individual state tax exposure.

If your Eligible Option was granted with the intention of being treated as an “incentive stock option” (as such term is defined under the Code), your Eligible Option will be treated as a NQSO.

Certain of the Eligible Options were originally granted with the intention that such awards would qualify as “incentive stock options” (“ISOs”) as such term is defined for tax purposes. As provided in the Code, an option must be granted with an exercise price that is at least equal to the fair market value of our common stock on the “grant date” (among other requirements) to qualify as an ISO. In part because of this requirement as to the exercise price, ISOs are exempt from the adverse personal tax consequences of Section 409A.

However, as a result of the uncertainty described above as to whether the IRS will respect our original determination of the “grant date” for the Eligible Options, there can be no assurance that the Eligible Options that were granted with the intention of qualifying as ISOs will be respected by the IRS as ISOs. Given the lack of definitive guidance from the IRS, we will be treating all Eligible Options as NQSOs (as defined in the Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the “1994 Plan”) or the Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) (collectively, the “Plans”)) from and after the date on which this Offer commences, regardless of whether the Eligible Optionee elects to participate in the Offer.

Section 14 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You should review Section 14 carefully and you are strongly encouraged to consult with your own tax advisors to determine the tax consequences of the Offer applicable to your particular situation.

2.	Procedural Risks

If you participate in the Offer, there are a number of procedural steps that must be followed for you to amend your Eligible Option(s). These procedural steps are discussed in greater detail in Sections 4 and 5 of this Offering Memorandum. If you fail to follow these procedural steps, you will risk that your Eligible Option(s) will not be amended in the Offer.

You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date and that such form accurately reflects your election. You should make a copy of the Election Form that you submit. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Confirmation Statement to your Company email address within three business days after we receive your Election Form. If you have not received an Electronic Confirmation Statement in the time frame prescribed, you must send your printed copies of your last Election Form, email delivery receipt or other evidence of delivery, and any Election Confirmation Statement that you did receive to the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com, via facsimile at (631) 730-2561 or via hand delivery, certified mail, or Federal Express to Lisa Puglisi, the Company’s Stock Plan Administrator, in the Melville office to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive your Election Confirmation Statement, please contact the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com or via facsimile at (631) 730-2561.

3.	Business-Related Risks

If you participate in the Offer, you should be aware there are a number of risks that the Company is exposed to in the ordinary course of its business.

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended June 30, 2008 filed with the SEC on August 29, 2008, as amended, which is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1.	Material terms; Additional definitions; Examples; No other rights; Additional considerations.

The Hain Celestial Group, Inc. (the “Company,” “us” or “we”) is making this offer (the “Offer”) to certain individuals to amend certain outstanding stock options to purchase our common stock previously granted under the Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the “1994 Plan”) or the Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) (collectively, the “Plans”).

The Offer has two parts:

•

Amending Certain Options: Some of our employees hold stock options with exercise prices that may be lower than the fair market value of our common stock on the applicable grant date, as determined for tax purposes. These options may therefore be subject to adverse tax consequences under Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). To address this situation, we are offering to amend these options to help each Eligible Optionee avoid or minimize the adverse taxation under Section 409A.

•

Payment of a Cash Bonus: For employees who, after the conclusion of this Offer, hold options with an exercise price (as amended) in excess of the exercise price currently in effect (as indicated in the current option agreement) for those options, we are offering to pay a cash bonus to such employees to help offset the increased exercise price for those amended.

Material terms

Below is a summary of the general requirements and mechanics for the Offer.

Eligible Optionees:	Must be a current employee of the Company (or any subsidiary of the Company) on the Expiration Date (as defined below) AND

The individual is or may be subject to income taxation with respect to that option during the term of that option in the United States (an “Eligible Optionee”).

No current or former executive officers of the Company and no current or former members of the Company’s Board of Directors or their immediate family members can be Eligible Optionees.

Eligible Options:	The option was granted under one of the Plans, AND

The option has a current exercise price that is lower than the fair market value per share of the Company’s common stock on the date that has been determined to be the “revised measurement date” for that option for financial accounting purposes, AND

The option (or portion thereof) is outstanding and has not been exercised on the date that the Offer expires (as defined below, the “Expiration Date”), AND

The option is held by an Eligible Optionee, AND

The option (or part thereof) had not vested prior to January 1, 2005, or has been determined by the Company to be potentially subject to adverse taxation under Section 409A.

We call this option an “Eligible Option.”

Terms of Offer to Amend Options:	On the Expiration Date, the Company will increase the exercise price per share for any tendered Eligible Option to the fair market value per share of the Company’s common stock on the revised measurement date.

We call this new exercise price the “Adjusted Exercise Price” and we call the option as amended the “Amended Option.” The terms of the Amended Option will be set forth in your existing option agreement, as amended by an Option Agreement Amendment. Other than the change in the exercise price, no other terms or provisions of the Eligible Option will be amended or modified pursuant to the Offer.

Terms of Cash Bonus:	For each Eligible Option of yours that becomes an Amended Option, the Company will pay you a Cash Bonus equal to the product of (i) the amount by which the Adjusted U.S. Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option and (ii) the number of shares of our common stock purchasable under that Amended Option at the Adjusted Exercise Price.

The Cash Bonus will be paid on the first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009, regardless of whether you remain employed with the Company on that date, and regardless of whether you ever exercise your Amended Options. Such a delayed payment is required by applicable IRS regulations and guidance issued under Section 409A.

The Cash Bonus will be subject to applicable income and employment tax withholdings.

General Requirements:	If you hold more than one Eligible Option and you wish to participate in the Offer, you must tender all of your Eligible Options.

If only a portion of an option meets the conditions described above, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

That portion of the Eligible Option that vested before January 1, 2005 generally will not be eligible for the Offer and will retain its current exercise price.

Expiration Date:	December 23, 2008, unless we extend it as described in this Offering Memorandum (such date, or any extension thereof, the “Expiration Date”).

Additional definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

•	“Election Form” is the form that the Eligible Optionee must use to tender Eligible Options for amendment pursuant to the Offer.

•	“Fair Market Value” per share of our common stock on any relevant date will be the closing price per share of such stock on that date on the Nasdaq Global Select Market.

Example

Assume that:

•	you were granted an option to purchase 1,000 shares that had a “grant date” of February 3, 2003 and an exercise price per share of $11.84,

•

the option vested in two equal installments over a two-year period, with the first installment of 50% occurring on the first anniversary of the “grant date” and the balance one year later (“Standard Vesting Terms”), so there were 500 shares unvested as of January 1, 2005,

•	the revised measurement date of that option for financial accounting purposes was February 12, 2003, when the fair market value per share was $15.22,

•	the fair market value of our common stock on the Expiration Date is assumed to be $20 per share,

•	you have not exercised your option as to any shares, and

•	you are an Eligible Optionee.

The portion of your grant that had not vested prior to January 1, 2005 constitutes the Eligible Option for purposes of this Offer. No other portions of your option may be tendered pursuant to this Offer. If you tender your Eligible Option, then the Eligible Option will be amended to increase the exercise price to $15.22 per share for the 500 shares eligible under the grant. No other changes will be made to your option. In addition, you will be eligible to receive a Cash Bonus in an amount of $1,690.00 determined as follows:

•	multiplying (i) the 500 shares eligible under the option by (ii) $3.38 ($15.22 (Adjusted Exercise Price) minus $11.84 (per share exercise price previously in effect for that option)) equals $1,690.00.

Your Cash Bonus will be paid on our first regularly scheduled payroll date in January 2009, subject to the Company’s collection of all applicable withholdings.

Former Employees

If you are not an employee of the Company (or any subsidiary of the Company) on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. Those options may be subject to adverse income taxation under Section 409A.

No other rights.

The amendment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

Additional considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that the Company continually evaluates and explores strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions described below. We also grant equity awards in the ordinary course of business to our current and new employees, including our directors and executive officers. Our employees, including our directors and executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws.

We held our annual meeting of shareholders on April 1, 2008, when our shareholders ratified the selection of Ernst & Young LLP as our registered independent public accounting firm for the year ending June 30, 2008. At the meeting, our shareholders also voted for the election of directors. All of our existing directors were re-elected as directors except for Mitchell A. Ring who did not stand for re-election. At the meeting, our shareholders also voted against a shareholder proposal regarding shareholder ratification of executive compensation.

At our next annual meeting, we expect our stockholders to vote, among other things, on the election of our directors, ratification of our auditors, and any stockholder proposals that are properly presented at the meeting (including a stockholder proposal to initiate the appropriate process to change our jurisdiction of incorporation from Delaware to North Dakota). At our next annual meeting, our stockholders may or may not be asked to vote on amendments to one or more of our equity compensation plans.

Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend policy or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being traded on a national securities exchange;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 14(d) of the 1934 Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)	any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	Purpose of the Offer.

We are making this Offer to amend the Eligible Options because of potential adverse U.S. tax consequences that may apply to those options.

As a result of our review of our past option grant practices, we have determined that each Eligible Option was granted with an exercise price that is lower than the fair market value per share of our common stock on the date which has now been determined to be the revised measurement date for that option for financial accounting purposes. By reason of their revised measurement dates, Eligible Options may be deemed to be below-market options for tax purposes. Specifically, section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price may be subject to taxation at a rate of 80% of more of the value of that option as and when that option vests and is exercised, unless that option is brought into compliance with Section 409A of the Code before exercise and before December 31, 2008.

Accordingly, the Company has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance under Section 409A.

You should consult with your personal tax advisors with regard to the impact of Section 409A on your Eligible Options. However, you should note that the Company will report to the IRS (and any applicable state or foreign taxing authority), and make applicable tax withholdings in respect of, any income that should be recognized by you under applicable tax law in connection with those Eligible Options that are not amended in the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise and under any state and foreign tax laws, including those taxes, penalties and interest resulting from any exercise or disposition of such Eligible Option.

3.	Status of Eligible Options not amended.

If you choose not to tender your Eligible Options for amendment you must still submit an Election Form indicating that you are declining to accept the Offer. Your Eligible Options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that would violate Section 409A.

You should note that the Company will report to the IRS (and any applicable state or foreign taxing authority), and make applicable tax withholdings in respect of, any income that should be recognized by you under applicable tax law in connection with those Eligible Options that are not amended in the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise and under any state and foreign tax laws, including those taxes, penalties and interest resulting from any exercise or disposition of such Eligible Option.

4.	Procedures for tendering Eligible Options.

Obtain Personalized Election Form

At the commencement of this Offer each Eligible Employee will receive an email announcing the Offer and containing the material documents related to the Offer (the “Commencement Notice,” in substantially the form attached hereto as Exhibit 99.(a)(1)(C)). In addition, each Eligible Optionee is receiving a second email (in substantially the form attached hereto as Exhibit 99.(a)(1)(B)) containing a personalized Election Form (in substantially the form attached hereto as Exhibit 99.(a)(1)(D)) that describes his or her Eligible Options. The personalized Election Form will identify you as an Eligible Optionee, and will describe, with respect to each of your then-outstanding Eligible Options:

•	the grant date indicated for the options in the applicable grant notice,

•	the current exercise price per share in effect for the options,

•	the revised measurement dates determined for those options for financial accounting purposes, and

•	the fair market value per share of the Company’s common stock on the applicable revised measurement dates.

If you believe you are an Eligible Optionee and you did not receive both of these emails and your personalized Election Form, please contact the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com or via facsimile at (631) 730-2561.

Complete the Election Form

If you decide to elect to tender your Eligible Options for amendment pursuant to the Offer, you must:

•	Print a copy of your personalized Election Form;

•	Complete and sign the Election Form; and

•

Submit a copy of your completed personalized Election Form (1) via facsimile to the attention of “Tender Offer” at (631) 730-2561, (2) via email to stockgrant@hain-celestial.com or (3) via hand delivery, certified mail, or Federal Express to Lisa Puglisi, the Company’s Stock Plan Administrator, in the Melville office.

•	Your Election Form must be received by 11:59 p.m. Eastern Time on December 23, 2008.

If we extend the Offer beyond December 23, 2008, you must deliver those documents before the extended expiration date of the Offer. We will not accept any Election Form after the expiration of the Offer.

If you submit your Election Form via email to the Company’s Tender Offer Team at stockgrant@hain-celestial.com, please use the “delivery receipt” option in Outlook and print a copy of the delivery receipt that is sent to you so that you have a record of delivery. You must keep a copy of both (1) your Election Form and (2) your facsimile transmission receipt or your Outlook email “delivery receipt” (as applicable).

Whether you accept this Offer or not, you must complete and submit your personalized Election Form that sets forth your election for your Eligible Options to accept or reject the Offer. However, if you do not complete and submit the Election Form via email or facsimile, you will be deemed to have rejected the Offer, and your Eligible Options will not be amended pursuant to the Offer, and you will not be eligible for any Cash Bonus. Eligible Optionees should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if you reject this Offer. You will be solely responsible for any taxes, interest or penalties you may incur under Section 409A or otherwise.

You may change your elections at any time prior to the expiration of the Offer on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. Eastern Time on the Expiration Date, you will be deemed to have rejected the Offer.

Receive Confirmation of Election.

Within three (3) business days after your Election Form is received, we will email you an Election Confirmation Statement (in substantially the form attached hereto as Exhibit 99.(a)(1)(E)). Within three (3) business days after the Expiration Date, we will email you a Final Election Confirmation Statement that confirms the last election that you made for your Eligible Options as of the Expiration Date (in substantially the forms attached hereto as Exhibits 99.(a)(1)(F) and 99.(a)(1)(G), respectively). Please print and keep a copy of the Election Confirmation Statement and Final Election Confirmation Statement that you receive. If you have not received any of these confirmations at the appropriate time, you must confirm that we have received your completed Election Form by contacting the Company’s Tender Offer Team and providing a copy of your Election Form and facsimile transmission receipt or Outlook email “delivery receipt” (as applicable) and any Election Confirmation Statement that you did receive to evidence proper and timely submission of your Election Form.

If your Election Form includes only a portion of your outstanding Eligible Option or less than all of your Eligible Options, we intend to interpret your election as an election for the amendment of all of your Eligible Options.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price and (iv) the amount of the Cash Bonus payable with respect to each Amended Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that, upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the Expiration Date, currently scheduled to be December 23, 2008.

However, if you are not an employee of the Company (or any subsidiary of the Company) on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. Those options will be subject to adverse income taxation under Section 409A.

Our acceptance of your tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Accordingly, within three (3) business days after the Expiration Date, we will email you a Final Election Confirmation Statement, reflecting the last election we received from you and setting forth our unconditional obligation to pay you the Cash Bonus calculated for each Amended Option on our first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009. Such Cash Bonus will be paid whether or not an Eligible Optionee remains in continuous service with the Company through the payment date and whether or not the Amended Option is ever exercised.

In addition, as soon as administratively practicable following the Expiration Date, but in no event more than five (5) business days after the Expiration Date, we will email you an Option Agreement Amendment reflecting the terms of your Amended Option, including your Adjusted Exercise Price for that Amended Option.

5.	Withdrawal rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)	You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options on or before 11:59 p.m., Eastern Time, on the 40th business day after the commencement date of the date of the Offer, you may withdraw your tendered options at any time thereafter.

(ii)	To validly withdraw your tendered Eligible Options, you must submit a new Election Form to the Company’s Tender Offer Team via email to stockgrant@hain-celestial.com, by facsimile to (631) 730-2561 or via hand delivery, certified mail, or Federal Express to Lisa Puglisi, the Company’s Stock Plan Administrator, in the Melville office.

You may only submit a new Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the requirements of subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION. YOU MAY NOT WITHDRAW ONLY ONE OF TWO OR MORE TENDERED ELIGIBLE OPTIONS. IF YOU CHOOSE TO WITHDRAW ONE TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW ALL OF YOUR TENDERED ELIGIBLE OPTIONS.

You may not rescind any withdrawal, and any Eligible Option you withdraw will no longer be deemed tendered pursuant to the Offer, unless you properly re-tender that Eligible Option before the Expiration Date by following the election and tender procedures described in Section 4.

Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of those matters will be final and binding.

6.	Conditions of the Offer.

We will not accept any Eligible Options tendered to us, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after November 25, 2008, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us:

(a)

there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the tendered Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the tendered Eligible Options;

•

materially impair the benefits we hope to convey as a result of the Offer, including as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•

materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)	there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e)	a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 25, 2008;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 25, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)	any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)	any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time before the Expiration Date. We may waive them in accordance with applicable law, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

Any determination we make concerning the events described in this Section 6 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

The Offer is not conditioned upon any financing arrangement or financing plans.

7.	Price range of common stock underlying the options.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “HAIN.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

	Common Stock
	Fiscal Year 2009		Fiscal Year 2008		Fiscal Year 2007
	High	Low	High	Low	High	Low
October 1, 2008 through November 24, 2008	$29.04	$14.09
First Quarter	31.26	22.83	$32.33	$26.09	$26.99	$19.88
Second Quarter			35.14	29.69	31.93	25.09
Third Quarter			32.34	24.20	31.31	28.20
Fourth Quarter			30.86	23.46	31.50	26.78

On November 24, 2008 the last reported sale price of our common stock on the Nasdaq Global Select Market was $15.53 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.

8.	Source and amount of consideration; Terms of Plans.

If all Eligible Options tendered pursuant to the Offer are amended, the resulting Amended Options will cover approximately 72,900 shares of our common stock in the aggregate, which represents less than 1% of the total shares of our common stock outstanding as of November 24, 2008. All Amended Options will remain subject to the terms of the applicable Plan under which they were originally granted. The material terms of the Plans are described below.

Any Cash Bonuses due in connection with the Offer will be paid from our general assets. The Cash Bonuses payable pursuant to the Offer will be in the total maximum dollar amount of approximately $183,000, assuming all Eligible Options are tendered.

Terms of the Plans.

The Eligible Options have all been granted pursuant to one of the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted.

The following is a description of the principal features of each Plan that apply to option grants made under such Plan. The description of each Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The Amended and Restated 1994 Long Term Incentive and Stock Award Plan, as amended, was filed as Annex F to the Joint Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-33830), filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2000. The Amended and Restated 2002 Long Term Incentive Stock Award Plan, as amended, was filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 333-140180), filed with the SEC on January 24, 2007. Please contact the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com, or via facsimile at (631) 730-2561, to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. The form of Option Agreement Amendment that will be used for the Amended Options and the form of existing Option Agreement used for Eligible Options have been filed with the SEC as exhibits to the Schedule TO.

1994 Plan

The following is a description of the principal provisions of the Amended and Restated 1994 Long Term Incentive and Stock Award Plan (the “1994 Plan”) that apply to option grants made under that plan, including the Eligible Options.

Administration. The Compensation Committee of our Board of Directors (the “Committee”) has the authority to administer the 1994 Plan.

Share Reserve. As of November 24, 2008, options to purchase 2,893,331 shares of our common stock were outstanding under the 1994 Plan and no shares remained available for future grant.

Eligibility. Employees and employee members of the Board of Directors of the Company or any of our subsidiaries and affiliates were eligible to receive option grants under the 1994 Plan.

Option Terms. Each granted option has an exercise price per share determined by the Committee. The shares subject to each option generally vest over a specified period of time determined by the Committee at the date of grant or thereafter. No granted option has a term in excess of ten years measured from the grant date.

Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such option shares are duly issued and transferred to the optionee in accordance with the terms of the option award. Unless otherwise provided for by the Committee, unvested options are not transferable except by will or the laws of descent and distribution (except pursuant to a beneficiary designation by the optionee). An optionee’s rights under the 1994 Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and may not be subject to claims of the optionee’s creditors.

Changes in Capitalization. In the event that the Committee determines that any stock dividend, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of optionees under the 1994 Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares issuable under the 1994 Plan, (ii) the number and kind of shares issued or issuable in respect of outstanding option awards and (iii) the exercise price, grant price, or purchase price relating to any option award.

Amendment. Our Board of Directors may amend, alter, suspend, discontinue or terminate the 1994 Plan and any outstanding options thereunder, but any amendment, modification or termination that would adversely affect the rights of the option holder will require the consent of that person. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

2002 Plan

The following is a description of the principal provisions of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) that apply to option grants made under that plan, including the Eligible Options.

Administration. The Committee has the authority to administer the 2002 Plan.

Share Reserve. As of November 24, 2008, options to purchase 1,916,739 shares of our common stock, and 415,304 shares of restricted stock or restricted stock units, were outstanding under the 2002 Plan and an additional 1,209,731 shares remained available for future grant. Any shares distributed pursuant to the 2002 Plan may consist, in whole or in part, of authorized and unissued common stock or treasury stock including common stock acquired by purchase in the open market or in private transactions.

Eligibility. Employees of the Company, and its subsidiaries and affiliates are eligible to receive option grants under the 2002 Plan. Directors and consultants are also eligible under the 2002 Plan.

Option Terms. Each granted option has an exercise price per share that may not be less than 100% of the fair market value of the option shares on the grant date. The shares subject to each option will generally vest over a specified period of service measured from the grant date. No granted option will have a term in excess of seven years measured from the grant date.

Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such option shares are duly issued and transferred to the optionee in accordance with the terms of the option award. Unless otherwise provided for by the Committee, unvested options are not transferable except by will or the laws of descent and distribution (except pursuant to a beneficiary designation by the optionee). An optionee’s rights under the 2002 Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and may not be subject to claims of the optionee’s creditors.

Changes in Capitalization. In the event that the Committee determines that any stock dividend, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of optionees under the 2002 Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the 2002 Plan, (ii) the number and kind of shares issued or issuable in respect of outstanding option awards and (iii) the exercise price, grant price, or purchase price relating to any option award.

Amendment. Our Board of Directors may at any time and from time to time and in any respect, amend or modify the 2002 Plan and any option award granted under the 2002 Plan. Except as may be required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, no amendment or modification of the 2002 Plan or any option award shall adversely affect any option award theretofore granted without the consent of the affected optionee. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

9.	How Amended Options will differ from Eligible Options

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged. However, regardless of their original classification, these Amended Options will be NQSOs (as defined in the applicable Plan).

10.	Information concerning the Company.

The Company manufactures, markets, distributes and sells natural and organic food products and natural and organic personal care products under brand names which are sold as “better-for-you” products. We are a leader in many of the top natural food categories, with such well-known food brands as Celestial Seasonings ® , Hain Pure Foods ® , Westbrae Natural ® , WestSoy ® , Rice Dream ® , Soy Dream ® , Imagine ® , Walnut Acres Organic ® , Ethnic Gourmet ® , Rosetto ® , Little Bear Organic Foods ® , Bearitos ® , Arrowhead Mills ® , MaraNatha ® , SunSpire ® , Health Valley ® , Breadshop’s ® , Casbah ® , Spectrum Naturals ® , Spectrum Essentials ® , Hollywood ® , Garden of Eatin’ ® , Terra ® , Harry’s Premium Snacks ® , Boston’s The Best You’ve Ever Tasted ® , Lima ® , Grains Noirs ® , Natumi ® , Yves Veggie Cuisine ® , DeBoles ® , Earth’s Best ® , Nile Spice ® , Linda McCartney ® (under license), Daily Bread ™ , Realeat ® , Granose ® and TofuTown ® . Our natural and organic personal care products are marketed under the Avalon Organics ® , Alba Botanica ® , JASON ® , Zia ® , Orjene ® , Shaman

Earthly Organics ® , Heather’s ® , Queen Helene ® , Batherapy ® , Shower Therapy ® , Footherapy ® , Tushies ® and TenderCare ® brands. The Company’s principal specialty product lines include Estee ® sugar-free products and Alba ® non-fat dry milk and flavored shakes. Our natural and organic antibiotic-free chicken is marketed under the FreeBird ™ brand and our antibiotic-free turkey is marketed under the Plainville Farms ® brand.

Our products are sold primarily to specialty and natural food distributors and are marketed nationally to supermarkets, natural food stores, and other retail classes of trade including mass-market retailers, drug store chains, food service channels and club stores.

The Company was incorporated in Delaware on May 19, 1993. Our worldwide headquarters office is located at 58 South Service Road, Melville, New York 11747.

Financial Information. The following table sets forth selected consolidated financial operating data for the Company. The selected historical statement of operations have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and filed with the SEC on August 29, 2008 that have been audited by Ernst & Young LLP, independent registered public accounting firm, and our Quarterly Report on Form 10-Q for the period ended September 30, 2008 and filed with the SEC on November 10, 2008.

The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data and the ratio of earnings to fixed charges.

	As of June 30,		As of September 30,
	2007	2008	2008
Balance sheet data:
Current assets	$316,004	$393,041	$422,570
Noncurrent assets	724,452	866,343	855,208
Current liabilities	117,480	146,315	150,375
Noncurrent liabilities	238,342	339,756	348,930

Minority interest	5,678	30,502	33,256

	Year Ended June 30,		Three Months Ended September 30,
	2007	2008	2007	2008
Income statement data:
Net sales	$900,432	$1,056,371	$237,245	$289,317
Gross profit	261,430	284,309	68,851	71,366
Income before income taxes	77,092	65,445	17,346	11,327
Net income	47,482	41,221	10,820	7,022
Net income per share
Basic	$1.21	$1.03	$0.27	$0.17
Diluted	$1.16	$0.99	$0.26	$0.17

	Year Ended June 30,		Three Months Ended September 30,
	2007	2008	2007	2008
Ratio of earnings to fixed charges	6.69	5.07	5.42	3.33

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing “earnings” from continuing operations before income taxes by total fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases the Company believes to be representative of interest.

The net book value per share of common stock as of September 30, 2008 was $18.43.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC on August 29, 2008, and our Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the SEC on November 10, 2008 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 — “Additional Information.”

11.	Interests of directors and officers; transactions and arrangements concerning the options; and material agreements with directors and officers.

The members of the Company’s board of directors and the Company’s executive officers and their respective positions and offices as of November 25, 2008, are set forth in the following table:

Name	Position and Offices Held
Irwin D. Simon	Chairman, President and Chief Executive Officer
Ira J. Lamel	Executive Vice President and Chief Financial Officer
John Carroll	Executive Vice President and Chief Executive Officer – Hain Celestial United States
Michael J. Speiller	Vice President and Chief Accounting Officer
Barry J. Alperin	Director
Richard C. Berke	Director
Beth L. Bronner	Director
Jack Futterman	Director
Daniel R. Glickman	Director
Marina Hahn	Director
Andrew R. Heyer	Director
Roger Meltzer	Director
Lewis D. Schiliro	Director
Lawrence S. Zilavy	Director

The address of each board member and executive officer is c/o The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747, and the telephone number is (631) 730-2200.

As of November 24, 2008, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options under all of our equity compensation plans to purchase a total of 4,112,140 shares of our common stock in the aggregate, which represented approximately 73.9% of the shares of common stock subject to all options outstanding under all of our equity compensation plans as of that date. In addition, as of November 24, 2008, our current executive officers and members of our Board of Directors as a group beneficially owned approximately 196,744 shares of restricted stock granted under our 2002 Plan.

None of our executive officers or directors or their immediate family members is an Eligible Optionee. Therefore, no options granted to our executive officers or directors or their immediate family members are Eligible Options, and our executive officers and directors or their immediate family members are not eligible to participate in the Offer.

No options have been granted to our directors under the Plans. The following table shows the holdings of options to purchase our common stock pursuant to the Plans as of November 24, 2008 by each executive officer of the Company.

Name and Address of Beneficial Owner (a)	Number of Outstanding Options under the Plans Beneficially Owned	Percentage of Options Outstanding under the Plans
Executive Officers:
Irwin D. Simon (b)	2,982,852	62.0%
Ira J. Lamel	359,084	7.5%
John Carroll	159,084	3.3%
Michael Speiller	-	*
All Executive Officers and Directors as a group (14 persons)	3,501,020	72.8%

(a) The address of each executive officer is c/o The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747. The beneficial ownership disclosed above includes both vested and unvested options.

(b) Includes 17,500 options issued under the Plans to Mr. Simon’s spouse.

* represents beneficial ownership of less than 1%.

Following the announcement on January 31, 2008, of the completion by a group of independent directors of the Company of a review of the Company’s stock option practices, the Company’s Section 16 officers and directors at that time holding unexercised stock options with an exercise price lower than the fair market value of the Company’s common stock on the revised measurement date agreed to voluntarily amend the exercise price of such options to the closing share price on the revised measurement date. These officers and directors did not receive cash payments to compensate them for the increase in exercise price due to their voluntary agreements to amend such options. These officers and directors also voluntarily agreed to repay to the Company (either in cash or through further amendments to the exercise price of remaining outstanding options) an amount equal to the difference between the price at which stock options were exercised by them and the fair market value of our common stock on the revised measurement date, net of any allocable portion of income taxes paid in connection with such exercise.

Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following, as of November 24, 2008:

•	outstanding options to purchase an aggregate of 2,893,331 shares of our common stock pursuant to the 1994 Plan;

•	outstanding options to purchase an aggregate of 1,916,739 shares of our common stock pursuant to the 2002 Plan;

•

the outstanding stock options, shares of restricted stock, and restricted stock units granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in Note 14 to our consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ending June 30, 2008, which is incorporated herein by reference.

During the 60-day period ended November 24, 2008:

•	we did not grant any options to purchase shares of our common stock under any of our various equity compensation plans;

•	we granted 1,400 shares of restricted stock or restricted stock units under our various equity compensation plans, none of which were granted to our executive officers or directors;

•

individuals exercised options to acquire 33,162 shares of our common stock with exercise prices per share ranging from $12.13 to $27.50, of which 22,500 shares were acquired by our directors and executive officers;

•

options to purchase an aggregate of 7,000 shares of our common stock under all of our various equity compensation plans were cancelled, none of which were held by our current directors and executive officers; and

•	none of our directors and executive officers sold shares of our common stock.

Except as otherwise described above and other than stock option grants, restricted stock awards and other stock-based awards in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended November 24, 2008 by the Company or by any current executive officer, director, affiliate or subsidiary of the Company.

12.	Accounting consequences of the Offer.

According to Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, a company modifying an award under SFAS No. 123(R) would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification to the fair value of the modified award immediately after modification, plus cash consideration, if any, paid in connection with the adjustment. If Eligible Options are tendered, we will recognize a compensation expense for financial reporting purposes to the extent that the fair value of the Amended Option, together with any Cash Bonus payable as a result of such modification, is greater than the fair value of the Eligible Option immediately prior to modification. Since all Eligible Options are currently fully vested, that incremental compensation expense will be recognized immediately for all Eligible Options that are tendered.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices or paying the applicable Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of the Cash Bonuses as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Eligible Options for amendment or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 6.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses. Foreign tax consequences, and state and local tax consequences are not addressed.

U.S. Federal Tax Consequences of Rejecting the Offer.

Based on currently available guidance provided by the Internal Revenue Service (the “IRS”), we believe that the following adverse U.S. federal tax consequences apply to Eligible Options if they are not amended pursuant to the Offer:

•	In the year the Eligible Option vests:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) starting in 2005 when the Eligible Option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares. While it is not entirely clear when this income would be measured, as the IRS has only issued several notices on this point, the amount of income will likely be based on the value of the shares on the vesting date or on December 31 of the year in which the option vests.

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with vesting.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported.

(iv)	This taxation could occur even though the Eligible Option remains unexercised.

•	In the years between the date of vesting and the date of exercise:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) between the date of vesting and the date of exercise. The amount of income recognized will likely be equal to the fair market value of the vested shares on December 31 of such tax year, less the exercise price payable for those shares and less any income previously recognized (e.g., income recognized upon vesting, as described above).

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized on that December 31.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported.

(iv)	This taxation could occur even though the Eligible Option remains unexercised.

•	In the year the Eligible Option is exercised:

(i)	The Eligible Optionee will generally recognize taxable income in the tax year(s) after 2005 when the Eligible Option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price paid and any income previously recognized (e.g., income recognized upon vesting and each December 31 thereafter, as described above).

(ii)	The Eligible Optionee will incur an additional 20% federal income tax because of Section 409A on the income recognized in connection with the paragraphs above.

(iii)	The Eligible Optionee will also be liable for additional tax in the nature of interest if the income should have been reported in an earlier tax year than first reported.

In addition, certain states have also adopted laws similar to Section 409A such that an Eligible Optionee may also incur additional taxes under such state law provisions with respect to Eligible Options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that will likely result in an aggregate state and federal income tax rate of approximately 80% or more with regard to an Eligible Option for individuals subject to taxation in California.

You are strongly encouraged to consult with your personal tax advisors to confirm your individual state and federal tax exposure applicable to your Eligible Options. However, you should note that the Company must report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by an Eligible Optionee under Section 409A and other applicable tax laws in connection with Eligible Options that are not amended in the Offer. You will be solely responsible for any income and excise taxes, penalties, and interest payable under Section 409A or otherwise.

U.S. Federal Tax Consequences of Accepting the Offer.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option. Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes (regardless of its initial classification). Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and the Company must collect the applicable withholding taxes, and the Company and employee must pay applicable employment taxes, with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of the option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Cash Bonus. You will be taxed upon receipt of the Cash Bonus when it is paid. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.	Extension of the Offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment upon the occurrence of any of the conditions specified in Section 6, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, notice of such extension will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the Eligible Options, or

(2)	we decrease the number of Eligible Options eligible to be tendered in the Offer.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer.

17.	Additional information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:

(a)	our Annual Report on Form 10-K for our fiscal year ended June 30, 2008, filed with the SEC on August 29, 2008, as amended by our Form 10-K/A, filed with the SEC on October 28, 2008;

(b)	our Quarterly Report on Form 10-Q for our quarter ended September 30, 2008, filed with the SEC on November 10, 2008; and

(c)	the description of our common stock included in our registration statement on Form 8-A/A dated November 12, 1993 including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-22818. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Attn: Investor Relations

or contact the Company’s Tender Offer Team via email at stockgrant@hain-celestial.com, or via facsimile at (631) 730-2561.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to the Company in this document should be read together with the information contained in the documents to which we have referred you.

18.	Forward-looking statements; miscellaneous.

        We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements, except as required by applicable law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Option Agreement Amendment. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Option Agreement Amendment, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and in the attached exhibits to which we have referred you.

The Hain Celestial Group, Inc.

November 25, 2008